Exhibit 99.1

                   Allegheny Technologies Announces
                          Quarterly Earnings


    PITTSBURGH--(BUSINESS WIRE)--October 24, 2007--Allegheny
Technologies Incorporated (NYSE:ATI)



     -- Sales increased 3.6% to $1.33 billion
     -- Net income increased 21% to $193.9 million, or $1.88 per share -- Segment operating profit increased 13% to $324.5 million, or 24.3% of sales:
        -- High Performance Metals: 37.3% of sales
        -- Flat-Rolled Products: 17.3% of sales
        -- Engineered Products: 6.9% of sales
     -- Year-to-date gross cost reductions of $82 million
     -- Return on capital employed of 34.9%
     -- Return on stockholders' equity of 45.8%
     -- Cash on hand was $664 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the third quarter 2007 of $193.9 million, or $1.88 per share, on sales of $1.33 billion.

    In the third quarter 2006, ATI reported net income of $160.2 million, or $1.56 per share, on sales of $1.29 billion.

    For the nine months ended September 30, 2007, net income was $598.2 million, or $5.81 per share, on sales of $4.18 billion. For the nine months ended September 30, 2006, net income was $411.0 million, or $4.02 per share, on sales of $3.54 billion.

    "Our third quarter 2007 results had two divergent story lines. Strong demand trends continued in our High Performance Metals segment and for our high-value flat-rolled products. On the other hand, shipments of our standard stainless products were extraordinarily weak," said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

    "Compared to the same period last year, shipments of our High Performance Metals segment titanium, nickel, and exotic alloys grew 18%, 5%, and 10%, respectively. In our Flat-Rolled Products segment, shipments of titanium and ATI-produced Uniti titanium products grew 25% to approximately 2.6 million pounds, and shipments of our grain-oriented silicon electrical steel grew 12%, both compared to last year's third quarter. In contrast to this strong performance, shipments of our standard stainless products declined 52% to approximately 57 thousand tons, which is the lowest level in many years.

    "As previously stated, we had expected orders and shipments for our flat-rolled standard stainless sheet to improve once the price of nickel stabilized. The monthly average price of nickel did stabilize during the third quarter and the October surcharge for Type 304, the most common nickel-bearing stainless grade, is the lowest surcharge for that grade in eleven months. In addition, U.S. service center data indicates that inventories continued to decline during the third quarter. However, according to published information, mill-owned inventories of finished goods increased. ATI neither built a significant quantity of inventory, nor did we chase the base price down just to increase our shipments. We believe that our standard stainless sheet business should begin to improve in early 2008.

    "We see growth in demand for our high-value products from our key growth markets, which represent 70% of ATI sales. During the last few months, ATI's operating companies have added several long-term agreements (LTAs) with customers in the global aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical markets. We expect total revenue under these agreements to total approximately $1.0 billion. The timeframe for these agreements generally ranges from 2 years to 5 years. They are structured to address changes in raw material, manufacturing, and energy costs. LTAs offer an excellent foundation for sustained growth, while developing deeper relationships with our customers.

    "Our long-term profitable growth outlook remains intact. We believe ATI remains very well-positioned to achieve strong earnings growth in 2008 and beyond from the global markets that have been driving our profitable growth over the last several years.

    "Cash flow from operations remained strong during the third quarter. Cash on hand at the end of the third quarter 2007 was nearly $664 million, an increase of $134 million compared to the previous quarter. This is after $130 million of capital expenditures in the third quarter. Our self-funded strategic capital projects remain on track. We believe our strong cash position provides additional opportunities to enhance shareholder value.

    "As previously announced, we now expect full-year 2007 earnings per share to be in the range of $7.00 to $7.25, a 25% to 29% growth in earnings per share compared to 2006."



                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                              In Millions
                                  ------------------------------------
                                    2007   2006 (a)   2007    2006 (a)
                                  -------- -------- --------- --------

Sales                             $1,335.0 $1,288.4  $4,178.9 $3,539.7

Net income                          $193.9   $160.2    $598.2   $411.0

                                           Per Diluted Share
                                  ------------------------------------

Net income                           $1.88    $1.56     $5.81    $4.02

(a) Net income and net income per diluted share for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".


    Third Quarter 2007 Financial Highlights

    -- Sales increased to $1.33 billion, 3.6% higher than the third quarter 2006. Compared to the third quarter 2006, sales increased 14% in the High Performance Metals segment, but declined 3% in the Flat-Rolled Products segment. Sales for the Engineered Products segment were essentially flat compared to the third quarter 2006.

    -- Segment operating profit improved to $324.5 million, an increase of $36.3 million, or 13%, compared to the third quarter 2006 as a result of improved performance of the High Performance Metals and Flat-Rolled Products segments. Third quarter 2007 results included a LIFO inventory valuation reserve benefit of $61.2 million, due primarily to lower nickel and nickel-bearing scrap, and titanium scrap prices. The LIFO inventory valuation reserve charge was $54.0 million in the third quarter 2006.

    -- Net income was $193.9 million, or $1.88 per share, compared to $160.2 million, or $1.56 per share, in the third quarter 2006.

    -- Cash flow from operations for the first nine months of 2007 was $480.7 million as improved operating earnings were partially offset by a $225.3 million investment in managed working capital.

    -- Capital expenditures totaled $281.0 million for the first nine months of 2007, including $129.5 million in the third quarter 2007.

    -- Cash on hand was $663.6 million at the end of the third quarter 2007, which represents increases of $134.0 million from the end of the second quarter 2007 and $161.3 million from 2006 year end.

    -- Gross cost reductions, before the effects of inflation, totaled $82.2 million company-wide for the 2007 first nine months.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was strong from the aerospace and defense, and oil and gas markets. Demand was strong for our exotic alloys from the global chemical process industry and nuclear electrical energy markets.

    Third quarter 2007 compared to third quarter 2006

    -- Sales increased 14% to $520.5 million. Shipments increased 18% for titanium and titanium alloys, 5% for nickel-based and specialty alloys, and 10% for exotic alloys. The improvement for titanium and titanium alloy shipments reflects the increasing business activity associated with supplying material for aircraft airframes. Average selling prices increased 38% for nickel-based and specialty alloys and 9% for exotic alloys, but decreased 18% for titanium and titanium alloys. The increase in the average selling price for nickel-based and specialty alloys was primarily due to improved product mix and increased index pricing associated with higher raw material costs, primarily nickel. The decline in titanium and titanium alloy average pricing was primarily due to reduced index pricing associated with lower raw material costs. The increase in the average price of exotic alloys was primarily due to product mix.

    -- Segment operating profit increased to $194.2 million, or 37.3% of sales, a $21.5 million increase compared to the third quarter 2006. The increase in operating profit primarily resulted from increased shipments and the benefits of gross cost reductions. The rapid decline in nickel and titanium scrap prices during the period resulted in a LIFO inventory valuation reserve benefit of $43.1 million in the third quarter 2007, which partially offset the FIFO margin compression resulting from this rapid decline in raw material costs. The third quarter 2006 included a LIFO inventory valuation charge of $11.6 million.

    --  Results benefited from $8.1 million of gross cost reductions.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand was strong for our specialty and titanium sheet, and grain-oriented silicon electrical products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets. Demand for standard stainless sheet products was extraordinarily weak primarily due to ongoing U.S. and European service center customers' destocking actions.

    Third quarter 2007 compared to third quarter 2006

    -- Sales were $709.2 million, 3% lower than the third quarter 2006, as a 35% decrease in pounds shipped offset higher raw material surcharges and an improved product mix. While total high-value products shipments were 2% lower than the third quarter 2006, shipments of specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel increased 16%. Shipments of standard grade products decreased 52%. Average transaction prices for all products, which include surcharges, were 49% higher.

    -- Segment operating profit increased to $123.0 million, or 17.3% of sales, a $19.9 million increase compared to the third quarter 2006. The significant increase in operating profit was primarily as a result of improved product mix for higher value products and the benefits of gross cost reductions. The rapid decline in nickel and nickel-bearing scrap prices during the period resulted in a LIFO inventory valuation reserve benefit of $18.2 million in the third quarter 2007, which partially offset the FIFO margin compression resulting from this rapid decline in raw material costs. The third quarter 2006 included a LIFO inventory valuation charge of $42.2 million.

    --  Results benefited from $17.2 million in gross cost reductions.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products grew from the aerospace and defense market and was lower from the oil and gas market for down-hole drilling applications and from the medical market. Demand was strong for our forged products from the construction and mining, and oil and gas markets, and demand was soft from the transportation market. Demand for our cast products was strong from the electrical energy market for wind and natural gas power generation applications. Demand remained very strong for our titanium precision metal processing conversion services.

    Third quarter 2007 compared to third quarter 2006

    --  Sales of $105.3 million were comparable to the third quarter
        2006.

    -- Segment operating profit was $7.3 million, or 6.9% of sales, compared to $12.4 million, or 11.8% of sales, for the comparable 2006 period. The decline in operating profit was primarily due to higher purchased raw material costs and start-up costs associated with fully expanding our capacity to internally source all of our ammonium paratungstate (APT) requirements.

    --  Results benefited from $2.6 million of gross cost reductions.

    Retirement Benefit Expense

    -- Retirement benefit expense decreased to $7.6 million in the third quarter 2007, compared to $20.5 million in the third quarter 2006, primarily as a result of higher than expected returns on plan assets in 2006 and the positive benefits of the voluntary pension contribution made in 2006.

    -- For the third quarter 2007, retirement benefit expense included in cost of sales was $4.8 million and in selling and administrative expenses was $2.8 million. For the third quarter 2006, the amount of retirement benefit expense included in cost of sales was $13.9 million, and the amount included in selling and administrative expenses was $6.6 million.

    Other Expenses

    -- Selling and administrative expenses as a percentage of sales declined to 5.5% in the 2007 third quarter from 5.7% in the same period of 2006.

    -- Corporate expenses for the third quarter 2007 were $18.5 million, compared to $15.1 million in the year-ago period. This increase was primarily due to higher expenses associated with annual and long-term performance-based cash incentive compensation programs.

    -- Third quarter 2007 interest expense, net of interest income, decreased to $0.1 million from $4.3 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects.

    Income Taxes

    Results for the third quarter 2007 included a provision for income taxes of $100.1 million, or 34.0% of income before tax, for U.S. Federal, foreign and state income taxes. The third quarter 2006 included a provision of $83.6 million, or 34.3% of income before tax. The third quarter 2007 included an $8.1 million benefit, primarily related to the reduction of a deferred tax valuation allowance with respect to certain state tax credits expected to be realized in future periods.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $663.6 million at the end of the third quarter 2007, an increase of $161.3 million from year end
        2006.

    -- Cash flow from operating activities during the first nine months 2007 was $480.7 million as improved operating earnings were partially offset by a $225.3 million investment in managed working capital.

    -- The investment in managed working capital resulted from a $35.9 million increase in accounts receivable, a $169.4 million increase in inventory, and by a $20.0 million decrease in accounts payable. The increase in accounts receivable and inventory was primarily the result of increased operating volumes for High Performance Metals segment products and higher raw material costs, primarily nickel and nickel-bearing scrap, in our High Performance Metals and Flat-Rolled Products segments.

    -- At September 30, 2007, managed working capital was 34.3% of annualized sales, compared to 29.0% of annualized sales at year-end 2006. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $284.8 million in the first nine months 2007 and consisted primarily of capital expenditures.

    -- Cash used in financing activities was $34.6 million in the first nine months 2007 as dividend payments of $39.8 million and a reduction in borrowings of $24.8 million were partially offset by $5.4 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $24.6 million.

    -- Cash on hand at September 30, 2007 exceeded total debt. Therefore, net debt as a percentage of total capitalization was a negative 6.9% at the end of the third quarter 2007, compared to a positive 3.3% at the end of 2006. Total debt to total capital was 20.3% at September 30, 2007.

    -- There were no borrowings outstanding under ATI's $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    New Accounting Pronouncement Adopted in 2007

    -- As required, in the first quarter 2007 we adopted Financial Accounting Standards Board Staff ("FASB") Position titled "Accounting for Planned Major Maintenance Activities" ("FSP PMMA"). The FSP PMMA prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities, which is the policy we had used to record planned plant outage costs on an interim basis within a fiscal year, and also to record the costs of major equipment rebuilds which extend the life of capital equipment. Under the FSP PMMA, we now report results using the deferral method whereby major equipment rebuilds are capitalized as costs are incurred and amortized to expense over the estimated useful lives, and planned plant outage costs are fully recognized in the interim period of the outage. As required by the FSP PMMA, the Company's financial statements have been restated for all periods as if the FSP PMMA had been applied to the earliest period presented. The adoption of the FSP PMMA on January 1, 2007, resulted in an increase to retained earnings of $10.3 million, net of related taxes. Additionally, net income for the three and nine months ended September 30, 2006, decreased $1.7 million, or $0.02 per share, and increased $6.2 million, or $0.06 per share, respectively.

    Allegheny Technologies will conduct a conference call with investors and analysts on October 24, 2007, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.6 billion during the most recent four quarters ending September 30, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                               ------------------- -------------------
                                 2007    2006 (a)    2007    2006 (a)
                               --------- --------- --------- ---------

Sales                          $1,335.0  $1,288.4  $4,178.9  $3,539.7
Costs and expenses:
 Cost of sales                    968.1     966.1   3,024.0   2,677.2
 Selling and administrative
  expenses                         73.5      72.8     224.3     221.1
                               --------- --------- --------- ---------
Income before interest, other
 income (expense) and income
 taxes                            293.4     249.5     930.6     641.4
Interest expense, net              (0.1)     (4.3)     (7.0)    (17.6)
Other income (expense), net         0.7      (1.4)      0.9      (3.9)
                               --------- --------- --------- ---------
Income before income tax
 provision                        294.0     243.8     924.5     619.9
Income tax provision              100.1      83.6     326.3     208.9
                               --------- --------- --------- ---------

Net income                       $193.9    $160.2    $598.2    $411.0
                               ========= ========= ========= =========

Basic net income per common
 share                            $1.90     $1.60     $5.88     $4.13
                               ========= ========= ========= =========

Diluted net income per common
 share                            $1.88     $1.56     $5.81     $4.02
                               ========= ========= ========= =========


Weighted average common shares
 outstanding -- basic
 (millions)                       101.8     100.1     101.7      99.5

Weighted average common shares
 outstanding -- diluted
 (millions)                       103.1     102.6     103.0     102.3

Actual common shares
 outstanding-- end of period
 (millions)                       102.2     100.7     102.2     100.7


(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                               ------------------- -------------------
                                 2007    2006 (a)    2007    2006 (a)
                               --------- --------- --------- ---------
Sales:
High Performance Metals          $520.5    $455.0  $1,555.6  $1,317.3
Flat-Rolled Products              709.2     728.7   2,297.5   1,896.7
Engineered Products               105.3     104.7     325.8     325.7
                               --------- --------- --------- ---------

Total External Sales           $1,335.0  $1,288.4  $4,178.9  $3,539.7
                               ========= ========= ========= =========

Operating Profit:

High Performance Metals          $194.2    $172.7    $541.9    $475.1
% of Sales                         37.3%     38.0%     34.8%     36.1%

Flat-Rolled Products              123.0     103.1     449.5     241.1
% of Sales                         17.3%     14.1%     19.6%     12.7%

Engineered Products                 7.3      12.4      30.6      45.4
% of Sales                          6.9%     11.8%      9.4%     13.9%
                               --------- --------- --------- ---------

Operating Profit                  324.5     288.2   1,022.0     761.6
% of Sales                         24.3%     22.4%     24.5%     21.5%

Corporate expenses                (18.5)    (15.1)    (56.9)    (47.0)

Interest expense, net              (0.1)     (4.3)     (7.0)    (17.6)
Other expense, net of gains on
 asset sales                       (4.3)     (4.5)    (10.9)    (15.7)

Retirement benefit expense         (7.6)    (20.5)    (22.7)    (61.4)
                               --------- --------- --------- ---------


Income before taxes              $294.0    $243.8    $924.5    $619.9
                               ========= ========= ========= =========


(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                            September 30, December 31,
                                                2007        2006 (a)
                                            ------------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                          $663.6       $502.3
Accounts receivable, net of allowances for
 doubtful accounts of $5.7 at September 30,
 2007 and December 31, 2006, respectively           648.1        610.9
Inventories, net                                    970.8        798.7
Deferred income taxes                                26.4         26.6
Prepaid expenses and other current assets            39.4         49.4
                                            ------------- ------------
   Total Current Assets                           2,348.3      1,987.9

Property, plant and equipment, net                1,096.5        871.7
Cost in excess of net assets acquired               209.8        206.5
Deferred income taxes                               125.1        119.0
Prepaid pension costs                                19.7            -
Other assets                                        117.4         95.4
                                            ------------- ------------

Total Assets                                     $3,916.8     $3,280.5
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                   $337.7       $355.1
Accrued liabilities                                 257.4        241.6
Accrued income taxes                                 92.1         22.7
Short term debt and current portion of long-
 term debt                                           16.5         23.7
                                            ------------- ------------
   Total Current Liabilities                        703.7        643.1

Long-term debt                                      513.0        529.9
Retirement benefits                                 452.3        464.4
Other long-term liabilities                         174.9        140.2
                                            ------------- ------------
Total Liabilities                                 1,843.9      1,777.6
                                            ------------- ------------

Total Stockholders' Equity                        2,072.9      1,502.9
                                            ------------- ------------

Total Liabilities and Stockholders' Equity       $3,916.8     $3,280.5
                                            ============= ============


(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance
 Activities".




Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
                                                     Nine Months Ended
                                                       September 30
                                                     -----------------
                                                       2007   2006 (a)
                                                     -------- --------

Operating Activities:

 Net income                                           $598.2   $411.0
 Depreciation and amortization                          75.2     61.9
 Change in managed working capital                    (225.3)  (488.4)
 Change in retirement benefits                           4.2     39.4
 Accrued liabilities and other                          28.4    157.6
                                                     -------- --------
Cash provided by operating activities                  480.7    181.5
                                           -------- --------
Investing Activities:
 Purchases of property, plant and equipment           (281.0)  (162.1)
 Asset disposals and other                              (3.8)     1.8
                                                     -------- --------
Cash used in investing activities                     (284.8)  (160.3)
                                                     -------- --------
Financing Activities:
 Net decrease in debt                                  (24.8)    (6.2)
 Dividends paid                                        (39.8)   (30.0)
 Exercises of stock options                              5.4     28.2
 Tax benefits on share-based compensation               24.6     30.0
                                                     -------- --------
Cash provided by (used in) financing activities        (34.6)    22.0
                                                     -------- --------
Increase in cash and cash equivalents                  161.3     43.2
Cash and cash equivalents at beginning of period       502.3    362.7
                                                     -------- --------
Cash and cash equivalents at end of period            $663.6   $405.9
                                                     ======== ========


(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)


                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                  ------------------ -----------------
Volume:                              2007     2006    2007     2006
                                  ---------- ------- ------- ---------
  High Performance Metals (000's
   lbs.)
    Nickel-based and specialty
     alloys                           10,999  10,441  33,188    32,581
    Titanium mill products             7,815   6,618  22,692    19,744
    Exotic alloys                      1,113   1,009   3,524     3,214

  Flat-Rolled Products (000's
   lbs.)
    High value                       121,674 123,784 370,351   382,447
    Standard                         113,083 236,902 424,200   670,595
                                  ---------- ------- ------- ---------
  Flat-Rolled Products total         234,757 360,686 794,551 1,053,042



Average Prices:
  High Performance Metals (per
   lb.)
    Nickel-based and specialty
     alloys                           $20.49  $14.81  $19.42    $13.84
    Titanium mill products            $29.43  $36.09  $31.31    $33.94
    Exotic alloys                     $45.16  $41.26  $42.07    $40.35

  Flat-Rolled Products (per lb.)
    High value                         $3.37   $2.56   $3.31     $2.38
    Standard                           $2.57   $1.71   $2.49     $1.45
  Flat-Rolled Products combined
   average                             $2.99   $2.00   $2.87     $1.79




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------

Accounts receivable                               $648.1       $610.9
Inventory                                          970.8        798.7
Accounts payable                                  (337.7)      (355.1)
                                            ------------- ------------
Subtotal                                         1,281.2      1,054.5

Allowance for doubtful accounts                      5.7          5.7
LIFO reserve                                       448.1        466.7
Corporate and other                                 72.5         55.3
                                            ------------- ------------
Managed working capital                         $1,807.5     $1,582.2
                                            ============= ============


Annualized prior 2 months sales                 $5,263.5     $5,453.5
                                            ============= ============

Managed working capital as a % of annualized
 sales                                              34.3%        29.0%

September 30, 2007 change in managed working
 capital                                          $225.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

                                            September 30, December 31,
                                                2007        2006 (a)
                                            ------------- ------------

Total debt                                        $529.5       $553.6
Less: Cash                                        (663.6)      (502.3)
                                            ------------- ------------
Net debt                                         $(134.1)       $51.3

Net debt                                         $(134.1)       $51.3
Stockholders' equity                             2,072.9      1,502.9
                                            ------------- ------------
Net capital                                     $1,938.8     $1,554.2

Net debt to capital                                 -6.9%         3.3%
                                            ============= ============

Total debt                                        $529.5       $553.6
Stockholders' equity                             2,072.9      1,502.9
                                            ------------- ------------
Total capital                                   $2,602.4     $2,056.5

Total debt to total capital                         20.3%        26.9%
                                            ============= ============

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.


(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance
 Activities".




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Unaudited - Dollars in millions)
                                        For the 12 month period ending
                                          September 30,   December 31,
                                            2007 (a)        2006 (a)
                                        ----------------- ------------
Return on Capital Employed:
Net income                                        $761.3       $574.1
Add: Net interest expense, net of tax                8.1         14.9
                                        ----------------- ------------
Net income before interest expense                $769.4       $589.0

Stockholders' equity, end of period             $2,072.9     $1,502.9
Total debt, end of period                          529.5        553.6
                                        ----------------- ------------
Capital employed, end of period                 $2,602.4     $2,056.5

Stockholders' equity, beginning of
 period                                         $1,248.8       $808.0
Total debt, beginning of period                    554.8        560.4
                                        ----------------- ------------
Capital employed, beginning of period           $1,803.6     $1,368.4

Average capital employed                        $2,203.0     $1,712.5

Return on capital employed                          34.9%        34.4%
                                        ================= ============


Return on Stockholders' Equity:
Net income                                        $761.3       $574.1

Stockholders' equity, end of period             $2,072.9     $1,502.9
Stockholders' equity, beginning of
 period                                          1,248.8        808.0
                                        ----------------- ------------
Average stockholders' equity                    $1,660.9     $1,155.5

Return on stockholders' equity                      45.8%        49.7%
                                        ================= ============

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

(a) Information been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".



    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004